PART II AND III 2 f1offering_1a.htm UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 1-A REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933 LAKESIDE SERENITY RESORTS INC. I.R.S. Employer Identification Number: 39-2265591 Primary Standard Industrial Classification Code Number: 7011 Principal Executive Office: 340 Route 94 Fredon Township, New Jersey 07860 917-232-5799 Chief Executive Officer: Xiaowei Jin -------------------------------------------- OFFERING SUMMARY Offering: Up to 11,000,000 Shares of Class A Common Stock Offering Price: $0.10 per Share Total Offering Amount: Up to $1,100,000 Dated: March 26, 2026 ________________________________________ TABLE OF CONTENTS Item 1 - Cover Page Item 2 - Summary Item 3 - Risk Factors Item 4 - Summary of Offering Item 5 - Determination of Offering Price Item 6 - Use of Proceeds Item 7 - Dilution Item 8 - Description of Business Item 9 - Security Ownership of Management and Certain Securityholders Item 10 - Securities Being Offered Item 11 - Management 's Discussion and Analysis of Financial Condition and Results of Operations Item 12 - Executive Compensation Item 13 - Other Expenses of Issuance and Distribution Item 14 - Financial Statements Exhibits Exhibit 4.1 - Subscription Agreement Signature Pages Item 1 - Cover Page - Issuer: Lakeside Serenity Resorts Inc. - Address: 340 ROUTE 94, FREDON TOWNSHIP, NEW JERSEY 07860 - Telephone: 917-232-5799 - I.R.S. Employer Identification Number: 39-2265591 - Type of Security: Class A Common Stock - Number of Securities Offered: 11,000,000 - Price per Share: $0.10 - Offering Amount: Up to $1,100,000 ________________________________________ Item 2 - Summary Lakeside Serenity Resorts Inc. (the "Company ") is a development-stage corporation incorporated in the State of New Jersey on May 21, 2025. The Company is engaged in the planned development of a hospitality and real estate redevelopment project located at 340 Route 94, Fredon Township, New Jersey. The Company has not generated any revenue since inception and has limited operating history. Its activities to date have been limited to property acquisition, preliminary planning, corporate formation, and preparation for a Regulation A offering. The Company 's primary asset is a 5.5-acre property located in Fredon Township, New Jersey. The Company intends to develop the property into a hospitality-based operation, subject to obtaining sufficient financing, zoning approvals, permits, and completion of construction. The Company is offering up to 11,000,000 shares of Class A Common Stock in this Regulation A offering at an initial offering price of $0.10 per share. The Company intends to use the net proceeds from this offering for development-related expenses, including permitting, construction, site preparation, and general working capital. There is no assurance that the Company will be successful in implementing its business plan, obtaining financing, or completing development of the project. An investment in the Company 's securities involves a high degree of risk. Investors should carefully review the "Risk Factors" section of this Offering Circular before making an investment decision. ________________________________________ Item 3 - Risk Factors Investing in Lakeside Serenity Resorts Inc. 's Class A Common Stock involves a high degree of risk. Prospective investors should be able to bear a complete loss of their investment. The risks described below are not exhaustive, and additional risks may arise in the future. ________________________________________ I. RISKS RELATED TO OUR FINANCIAL CONDITION 1. Development Stage and Going Concern Risk Lakeside Serenity Resorts Inc. is a development-stage company with no operating history and no revenue. As of March 26, 2026, the Company had $20,380.68 in cash, which is sufficient to cover certain basic and relatively modest operating expenses in the near term. The Company 's larger-scale renovation and expansion plans require external financing, while its relatively modest ongoing operating expenses may be funded through existing resources or support from management. However, there can be no assurance that such support will be available when needed. The Company 's ability to continue as a going concern and to execute its business plan depends primarily on the successful completion of this $1,100,000 Tier 1 Offering. If sufficient funds are not raised, the Company may be unable to fund critical aspects of its business plan, which could result in delays, foreclosure, or insolvency. II. RISKS RELATED TO REAL ESTATE, ZONING, AND PERMITTING 2. Conditional Use Permit Uncertainty The property is currently zoned residential/agricultural. A Conditional Use Permit from the Fredon Township Land Use Board is required. The Board has broad discretion, and public opposition could result in litigation, potentially delaying development for years. 3. Environmental and Riparian Buffer Restrictions As a lakefront property, portions of the site fall within NJDEP-regulated riparian buffers. Disturbing soil or vegetation without permits could force the Company to abandon key lakefront amenities, including docks and yoga pavilions. 4. Commercial Septic and Water System Risk Converting the property for 15 guest suites and a commercial kitchen requires a high-capacity wastewater system. Soil percolation tests could fail, necessitating an advanced wastewater treatment system costing up to $250,000, exceeding the current Phase I budget. ________________________________________ III. RISKS RELATED TO CONSTRUCTION AND HISTORIC RENOVATION 5. Hidden Defects in Historic Structures The main lodge and auxiliary barns are historic. Renovation may reveal latent defects such as foundation issues, wood rot, lead paint, or asbestos. Remediation could increase construction costs by 30-50%. 6. Labor and Material Shortages Northern New Jersey is experiencing inflationary pressures on construction materials and a scarcity of skilled contractors. Delays could push the opening from 2027 to 2028, increasing the pre-opening burn rate. ________________________________________ IV. RISKS RELATED TO THE HOSPITALITY INDUSTRY 7. Competition from Established Resorts Competitors like Crystal Springs Resort (Hamburg, NJ) and Mohonk Mountain House (New Paltz, NY) have significant marketing budgets and established distribution channels. As a startup, the Company may need to offer deep discounts, delaying profitability. ________________________________________ V. RISKS RELATED TO LOCATION AND INFRASTRUCTURE 8. Reliance on Local Utilities and Infrastructure The rural location may experience power outages, telecommunications failures, or road maintenance issues. The private well must comply with NJ Safe Drinking Water Act standards; remediation could cost $50,000 or more. 9. Local Opposition and NIMBY Sentiment Residents may oppose increased traffic, noise, or commercialization. Legal challenges could stall development for years, while carrying costs deplete cash reserves. ________________________________________ VI. RISKS RELATED TO MARKETING AND BRANDING 10. Brand Recognition Challenges Competing against established premium wellness brands is difficult. If the $100,000 marketing budget fails to generate occupancy above the 65% break-even threshold, the Company will face operational deficits. 11. Dependence on Third-Party Booking Platforms Reliance on platforms like Expedia, Booking.com, and Airbnb Luxe exposes the Company to commission changes, algorithm updates, or delisting, which could disrupt customer acquisition and liquidity. ________________________________________ VII. RISKS RELATED TO SECURITIES AND THIS OFFERING 12. Best Efforts Offering Without Minimum There is no minimum required to raise. If only a fraction of the offering is sold, funds may be insufficient to start construction, rendering shares effectively worthless. 13. No Public Market and Transfer Restrictions The Class A Common Stock has no public market and is restricted under SEC Rule 144. Investors should be prepared to hold shares indefinitely. 14. Broad Discretion over Use of Proceeds Management may reallocate funds for unforeseen circumstances (e.g., roof collapse), potentially diverging from investors ' original expectations. ________________________________________ Item 4 - Summary of Offering The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular. The Company is offering up to 11,000,000 shares of Class A Common Stock at a price of $0.10 per share, for aggregate gross proceeds of up to $1,100,000. The Company is a development-stage real estate company focused on the acquisition, development, and operation of a resort property located at 340 Route 94, Fredon Township, New Jersey. The Company has limited operating history and has not generated revenues to date. The proceeds from this offering will be used primarily for property development, regulatory compliance, construction activities, marketing, and general corporate purposes, as described in "Item 6 - Use of Proceeds. " This offering is being conducted on a "best efforts " basis. There is no minimum offering amount and investors ' funds will not be placed in escrow. The Company may close on proceeds from time to time as subscriptions are accepted. Investing in the Company 's securities involves a high degree of risk. See "Item 3 - Risk Factors " for a discussion of these risks. Item 5 - Determination of Offering Price The offering price of $0.10 per share for the Company 's Class A Common Stock was determined by management based on a combination of qualitative factors, including the Company 's stage of development, anticipated capital requirements, and general market conditions for early-stage real estate development companies. The Company is in the development stage and has no operating history, revenue, or earnings. Accordingly, the offering price is not based on earnings, cash flow, or comparable public company valuation multiples. In establishing the offering price, management considered the Company 's development plans and the estimated capital required to advance Phase I development of its proposed resort property located at 340 Route 94, Fredon Township, New Jersey, as well as general pricing practices observed in similar early-stage private real estate offerings. The offering price does not represent an appraisal, valuation, or guarantee of future performance or market value of the Company 's securities. Prospective investors should not rely on the offering price as an indication of future returns or company value following completion of this offering. ________________________________________ Item 6 - Use of Proceeds The Company seeks to raise up to $1,100,000. The net proceeds from this offering will be used over the first 18-24 months to support the development of the Company's real property located at 340 Route 94, Fredon Township, New Jersey, as well as general business establishment and operational preparation. The Company intends to allocate the proceeds as follows: Estimated Use of Proceeds: Regulatory & Permitting - $150,000 (13.6%) Property Development & Construction - $700,000 (63.6%) Marketing & Business Development - $150,000 (13.6%) Contingency Reserve - $100,000 (9.1%) Total - $1,100,000 (100%) Description of Use: - Regulatory & Permitting - zoning approvals, inspections, compliance certifications, environmental assessments, and legal consulting. - Property Development & Construction - site preparation, structural work, interior build-out, utilities installation, and related construction activities. - Marketing & Business Development - website development, marketing campaigns, and public relations activities. - Contingency Reserve - unforeseen costs, including construction delays, cost overruns, or changes in regulatory requirements. Item 7 - Dilution 1. Background Prior to this offering, the Company has been funded primarily through founder capital contributions. As a result, the net tangible book value per share prior to the offering reflects these contributions and the Company 's early-stage development status. 2. Net Tangible Book Value (Pre-Offering) As of March 26, 2026, the Company 's net tangible book value was approximately $20,380.68 in cash and contributed property, less any liabilities. On a per share basis, based on 200 shares outstanding, the net tangible book value per share is significantly influenced by founder-issued shares at nominal value. 3. Assumed Offering Scenario Assuming the sale of all shares offered in this Regulation A offering at $0.10 per share, the Company 's capitalization and net tangible book value will be materially affected by the issuance of new shares. 4. Dilution to New Investors Investors in this offering will experience immediate and substantial dilution in net tangible book value per share as compared to the purchase price of the securities offered. The exact amount of dilution will depend on the number of shares sold in the offering and the Company 's final capitalization at closing. 5. Post-Offering Capitalization Following completion of the offering, the percentage ownership of existing shareholders will be significantly reduced, and new investors will own a substantial portion of the Company. The final dilution and ownership structure will depend on actual subscription levels. ________________________________________ Item 8 - Description of Business 1. Overview and Mission Lakeside Serenity Resorts Inc. (the "Company ") was incorporated on May 21, 2025, in the State of New Jersey. The Company is a development-stage hospitality and real estate redevelopment company focused on the planned development of a resort property located at 340 Route 94, Fredon Township, New Jersey 07860. The Company has not generated revenue since inception and has limited operating history. Its activities to date have consisted primarily of property acquisition, preliminary planning, corporate formation, and preparation for a Regulation A offering. The Company intends to develop a hospitality and wellness-oriented retreat. However, the project remains subject to financing, zoning approvals, permitting, and construction completion. 2. Property and Site The Company 's primary asset is a 5.5-acre lakefront property located in Fredon Township, New Jersey. The property includes existing structures that are planned for potential renovation or redevelopment, subject to regulatory approvals and available financing. No construction has commenced, and no permits for redevelopment have been finalized as of the date of this Offering Circular. 3. Planned Business Operations If sufficient financing is obtained, the Company intends to pursue development of a hospitality-based operation that may include accommodations, food and beverage services, and limited wellness-related amenities. All planned operations are conceptual and subject to change based on regulatory requirements, capital availability, and market conditions. 4. Revenue Model (Planned) The Company currently has no revenue-generating operations. If development is completed, the Company anticipates potential revenue sources may include: - Short-term lodging and accommodations, including nightly and seasonal stays, as well as potential extended-stay offerings for wellness or retreat participants - Food and beverage services, including on-site dining, seasonal menus, and event catering services - Wellness and recreational programming, such as yoga, meditation, fitness activities, and nature-based outdoor experiences - Group events and retreat-based services, including corporate retreats, private events, workshops, and curated wellness programs There is no assurance that any of these revenue streams will be successfully implemented. 5. Market and Industry The Company intends to operate in the hospitality and wellness tourism sector. The industry is competitive and includes both large established operators and smaller boutique operators. The Company will face significant competition from operators with greater financial, operational, and marketing resources. 6. Operations and Staffing The Company currently operates with minimal administrative staffing appropriate for a development-stage entity. Upon commencement of operations, the Company expects to hire personnel in hospitality, maintenance, culinary, and administrative functions. There is no assurance that such hiring will occur as planned. 7. Marketing Strategy If operations commence, the Company intends to utilize digital marketing, social media, and third-party booking platforms to attract customers. The effectiveness of such marketing efforts has not been tested. 8. Intellectual Property and Brand The Company considers its brand and related intellectual property important to its business strategy. The Company may seek trademark protection for its name and related branding elements. There is no assurance that such protection will be granted. The Company may also rely on confidentiality and trade secret protections where applicable. 9. Risk and Development Status The Company is in an early development stage. The success of its business plan is highly dependent on the completion of financing, regulatory approvals, construction, and market acceptance. There is no assurance that the Company will be able to successfully develop or operate its planned business. ________________________________________ Item 9 - Security Ownership of Management and Certain Securityholders 1. Pre-Offering Ownership The following table sets forth the beneficial ownership of the Company 's Class A Common Stock as of the date of this Offering Circular, based on issued and outstanding shares. Name Title Shares Owned % of Outstanding Xiaowei Jin CEO & Director 200 100% Tianwen Hu CFO & Director 0 0% 2. Capital Structure As of the date of this Offering Circular: - Authorized shares: 20,000,000 shares of Class A Common Stock - Issued and outstanding shares: 200 shares - Authorized but unissued shares do not carry voting or economic rights unless and until issued 3. Post-Offering Ownership If all shares offered in this offering are sold, existing shareholders will experience significant dilution. The final ownership percentages will depend on the number of shares actually sold and the Company 's capitalization at closing. 4. Control Position Following completion of the offering, the founder is expected to retain a significant ownership position. Control will depend on final subscription levels and the Company 's post-offering capitalization. Item 10 - Securities Being Offered 1. General Description of the Securities The Company is offering up to 11,000,000 shares of Class A Common Stock (the "Shares ") pursuant to this Regulation A offering at an offering price of $0.10 per share. The Shares represent equity interests in Lakeside Serenity Resorts Inc. and will rank pari passu with all other issued and outstanding shares of Class A Common Stock. 2. Voting Rights Each share of Class A Common Stock is entitled to one (1) vote on all matters submitted to a vote of shareholders. There are no superior voting rights or dual-class structures. 3. Dividend Rights Holders of Class A Common Stock are entitled to receive dividends if and when declared by the Board of Directors. The Company currently has no plan to pay dividends and expects that any future earnings will be reinvested into operations. 4. Liquidation Rights In the event of any liquidation, dissolution, or winding up of the Company, holders of Class A Common Stock will be entitled to receive their pro rata share of remaining assets after payment of all liabilities. 5. Transferability The Shares are subject to applicable federal and state securities laws and may not be freely transferable without compliance with such laws, including any applicable resale restrictions. 6. No Preemptive Rights Holders of Class A Common Stock do not have preemptive rights to subscribe to future issuances of securities. 7. Risk Considerations An investment in the Shares involves a high degree of risk, including the possible loss of the entire investment. The Shares are speculative and should only be purchased by investors who can bear such risk. Item 11 - Management 's Discussion and Analysis of Financial Condition and Results of Operations 1. Overview The Company is a development-stage hospitality and real estate redevelopment company incorporated in the State of New Jersey on May 21, 2025. The Company 's primary asset is a 5.5-acre property located at 340 Route 94, Fredon Township, New Jersey. To date, the Company has focused on property acquisition, preliminary planning, corporate formation, and preparation for a Regulation A offering. 2. Results of Operations The Company has not generated any revenue since inception. Operating expenses to date have been approximately $2,100, consisting primarily of incorporation costs, administrative expenses, and property-related maintenance. The Company expects operating expenses to increase as development and permitting activities progress. 3. Liquidity and Capital Resources As of March 26, 2026, the Company had approximately $20,380 in cash, primarily funded through founder capital contributions. Monthly operating expenses are currently estimated at approximately $1,500. The Company estimates that approximately $300,000 in additional capital will be required to initiate Phase I development activities. There is no assurance that additional financing will be available on acceptable terms, or at all. 4. Plan of Operations (Next 12 Months) If adequate funding is obtained, the Company intends to: - Pursue zoning and permitting approvals - Conduct environmental and engineering studies - Begin preliminary site preparation and structural rehabilitation Timing of these activities is dependent on financing and regulatory approvals. 5. Capital Expenditures Phase I redevelopment is expected to require approximately $500,000 in capital expenditures. All development activities remain contingent upon available financing. The Company has no material debt obligations or committed credit facilities. 6. Critical Accounting Policies Financial statements are prepared in accordance with U.S. GAAP. Real estate assets are recorded at historical cost. No fair market revaluation is performed. Assets are reviewed for impairment in accordance with applicable accounting standards. 7. Going Concern Considerations The Company is in the development stage and has not generated revenue. Its ability to continue operations is dependent on raising additional capital. If financing is not obtained, the Company may need to delay, reduce, or discontinue operations. Item 12 - Executive Compensation 1. Summary of Compensation The Company has not paid any compensation to its executive officers since inception. Name Position Salary Bonus Equity Total Xiaowei Jin CEO $0 $0 None $0 Tianwen Hu CFO $0 $0 None $0 2. Cash Compensation No cash compensation has been paid to executive officers. Future compensation may be implemented upon commencement of operations or achievement of funding milestones, subject to Board approval. 3. Equity Compensation No equity awards have been granted. The Company may adopt an equity incentive plan in the future. 4. Bonus Compensation No bonus program currently exists. 5. Employment Arrangements No formal employment agreements are currently in place. 6. Compensation Philosophy The Company intends to conserve cash during the development stage while maintaining flexibility for future compensation structures. Item 13 - Other Expenses of Issuance and Distribution The Company expects to incur certain expenses in connection with this offering, including, but not limited to, legal, accounting, printing, filing, and other professional fees. These expenses are customary for offerings conducted under Regulation A and are necessary to ensure compliance with applicable securities laws and the preparation and filing of this Offering Circular. The Company is not currently able to precisely quantify all offering expenses; however, such expenses are expected to be reasonable and consistent with offerings of a similar size and nature. All offering expenses will be paid by the Company from the proceeds of this offering or from available working capital. Item 14 - Financial Statements Lakeside Serenity Resorts Inc. Financial Statements (Unaudited) For the period from inception (May 21, 2025) to March 26, 2026 The accompanying financial statements have been prepared by management and are unaudited. They are based on the Company 's internal records and have not been reviewed or audited by an independent registered public accounting firm. The financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) on an accrual basis. 1. Balance Sheet (As of March 26, 2026) Assets: Cash and Cash Equivalents: $20,380.68 Land and Buildings: $938,839.84 Total Assets: $959,220.52 Liabilities: Accounts Payable: $0.00 Total Liabilities: $0.00 Stockholders ' Equity: Common Stock and Additional Paid-In Capital: $959,220.52 Accumulated Deficit: $(3,600.00) Total Stockholders ' Equity: $955,620.52 2. Statement of Operations (For the period ended March 26, 2026) Revenue: $0.00 Operating Expenses: $3,600.00 Net Loss: $(3,600.00) 3. Statement of Cash Flows (For the period ended March 26, 2026) Net Cash Used in Operating Activities: $(3,600.00) Net Cash Provided by Financing Activities: $23,980.68 Ending Cash Balance: $20,380.68 4. Notes to Financial Statements - The Company was incorporated on May 21, 2025 in the State of New Jersey. - The financial statements are prepared in accordance with U.S. GAAP on an accrual basis. - The Company is in the development stage and has not generated any revenue. - Real estate assets are recorded at historical cost based on founder contributions. - The Company has no outstanding debt or credit facilities. - There is substantial doubt about the Company 's ability to continue as a going concern without additional financing. PART III EXHIBITS 2.a Articles of Incorporation 2.b By-Laws 4.1 Subscription Agreement SIGNATURES Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of NJ, State of New York, on March 26, 2026. Lakeside Serenity Resorts Inc. By: /s/ Xiaowei Jin Name: Xiaowei Jin Title: Chief Executive Officer